April 29, 2021

Jane Morreau
8108 Limehouse Lane
Louisville KY, 40220

Dear Jane:

Thank you for your many years of service with Brown-Forman. As discussed, you will transition your duties as Chief Financial Officer effective July 1, 2021, which will be your final day of employment. This updated letter outlines the ways in which the company is offering to support you during this transition which were first communicated to you in Lawson’s letter of April 13, 2021.

Attached are three sections that cover your existing benefits, the additional benefits being offered by Brown-Forman, and the subsequent agreement that must be executed to obtain these additional benefits. The items in Section 1 of this letter will be provided to you even if you choose not to sign the attached Release and Agreement in Section 3. If you decide to sign the Release and Agreement, please know you are agreeing to everything in Section 1 and Section 2 as outlined below.

Please note that your attention is required concerning the continuation of your insurance coverages after your termination date under COBRA. To avoid any interruption in your medical coverage we encourage you to act promptly on the below information regarding your medical coverage.

Section 1 – General Information

This section describes your status and rights in various matters and explains steps you may need to take. You do not have to sign the Release and Agreement to receive any of the benefits listed in this Section 1.

Vacation
As you are participating in the Flex Vacation policy, there will not be any payout for unused vacation.

Holiday Bonus
You will receive a pro-rata portion of the current year holiday bonus for your period of employment from December 1st through your termination date. If possible, this amount will be added to your final paycheck; otherwise, it will be paid in the next payroll cycle following termination.

Employee Stock Purchase Plan
If you participate in the Employee Stock Purchase Plan, you can either (a) keep your account or (b) close your account and receive payment of your balance in cash or shares of stock. You will receive further information and election forms from Stockholder Relations, or you may contact them at 1-800-777-1636 ext. 7690.

Credit Union
You should contact the Brown-Forman Employees Credit Union at 1-800-777-1636 ext. 7636 regarding payment of your credit union account balance or any outstanding loans you may be holding.

Unemployment
You should contact your local Unemployment Compensation Office immediately following termination to start any unemployment benefits to which you may be entitled. Kirsten Hawley, Chief HR & Corporate Communications Officer, can provide you with specific information on how to collect unemployment.

Corporate Credit Card and Other Amounts Owed to the Company
You are responsible for completing any outstanding expense reports and making arrangements to reimburse any amounts owed the Company. You must take these actions whether or not you sign the Release and Agreement.
Employee Benefits
Following is a brief explanation of what happens to your Company benefits upon termination. You will receive additional information directly from the B-F Benefits Service Center. Please contact the B-F Benefits Service Center by calling 1-833-543-1905 with questions regarding any of these items, or to change an address on file.

Medical, Vision and Dental Coverage Continuation. If you were enrolled in medical, dental, and/or vision coverages, those coverages end at the end of the month in which your employment terminates. If you so elect, your coverage can be continued for up to 18 months for you and any covered dependents, at your expense, under a law known as COBRA (or under Brown-Forman's COBRA Equivalent Policy for Partners). Within 14 days of your separation, you will receive at your home address as prescribed by the COBRA law, an "Election and Enrollment" form which you must complete, sign, and return as directed in that letter.

PLEASE NOTE: COBRA information will come from Businessolver, our partner for administering COBRA. If you do not receive a COBRA packet within 14 days of your coverage end date, please contact the B-F Benefits Service Center at (833) 543-1905. You will have at least 60 days from the date of your COBRA package to enroll in COBRA benefits. The current COVID Pandemic has expanded the length of time in which you have to enroll or elect COBRA benefits. Through September 30, 2021, you are not responsible for COBRA premiums. Following that date, your premium bill will be forwarded to you by Businessolver. Even though no premium is due during this period, you must elect COBRA coverage to become enrolled and avoid a lapse in coverage. Reinstatement of coverage can take up to three weeks from the time Businessolver receives your COBRA election. Once coverage is reinstated, it will be retroactive to your coverage end date so that no lapse in coverage will occur. If you have claims denied during this period, please request that your provider re-file once reinstatement has occurred. Once premiums are due, failure to pay the premium will result in your coverage not being continued.

COBRA/Medicare Note: If you become eligible for Medicare while on COBRA, your COBRA coverage(s) will end in accordance with the federal guidelines. For more information, go to www.Medicare.gov.

Retiree Medical. If you are eligible for retiree medical, you must elect Retiree Medical within 31 days of losing your active coverage (last day of the month in which you terminate employment). If you do not elect Retiree Medical within 31 days of losing your active coverage, you will not be allowed to elect retiree medical in the future. If you drop retiree medical at any time, you are not allowed to re-elect coverage.

Flexible Spending Accounts (FSAs)

Health Care FSA – You may elect COBRA for your Health Care FSA if you have a positive balance in your account at the time of your separation (after deducting submitted expenses from contributions thus far from payroll). If you elect to continue the Health Care FSA benefit under COBRA, please note that the Discovery Benefits debit card will no longer be active after your separation date. Reimbursement is requested for eligible FSA expenses by completing claim forms which can be requested by contacting Discovery Benefits at (833) 543-1905 or online at brownformanbenefits.com.  If you elect not to continue the Health Care FSA under COBRA, you have 60 days from your coverage end date to submit claims for reimbursement for eligible services incurred through your coverage end date.

If you elect COBRA for your Health Care FSA and continue that coverage through the end of the plan year, you have until March 1 following the end of the year to file claims for reimbursement for eligible services and items received or purchased up to December 31 of the plan year. Should you drop your COBRA coverage at any point prior to the end of the plan year, you have 60 days from the coverage term date to file for reimbursement for eligible services and items received or purchased prior to the date of the COBRA termination.

Dependent Care FSA – Dependent Care FSA cannot be continued under COBRA. If you were participating in this program, you have 60 days from your coverage term date to submit claims for reimbursement for services received through the coverage termination date.

IMPORTANT REMINDER FOR FSA REIMBURSEMENTS: Keep copies of all receipts for services and/or items for which you receive reimbursement from either a Health Care or Dependent Care FSA with your tax records for as long as you retain those tax records (recommended seven years). Discovery Benefits, as required by the IRS, may request verification of expenses well after the end of the plan year.

For questions regarding your FSA account(s), contact Discovery Benefits at (833) 543-1905.

B-F Live Well. Employees and their enrolled spouses/partners have 30 days from the separation/retirement date to redeem any PulseCash that was earned prior to the separation/retirement. Additional PulseCash may not be earned following the date of the separation/retirement.

Group Life Insurance.
All life insurance benefits end on your termination date. These include Company paid life insurance plus any additional life insurance coverage for yourself, your spouse/partner or dependent child(ren) that you have elected on a voluntary basis. In most cases, you are allowed to continue life coverage under an individual conversion policy, which is a whole life policy, with Lincoln Financial Group. You are also allowed, in most cases, the opportunity to “port” all or a portion of your coverage under a group term life policy with Lincoln. To apply for conversion or portability coverage, you must apply within 31 days from your termination date by calling Lincoln at 1-888-408-7300. Please reference company code “brownforman”.

Retiree Life Insurance. If you are eligible for Retiree Life Insurance, the amount of coverage provided at no cost to you will be provided to you in your Retiree Medical Communication from the B-F Benefits Service Center shortly after your separation of service. To designate a beneficiary, please contact the B-F Benefits Service Center at 1-833-543-1905 or go online at www.brownformanbenefits.com.

Short-Term and Long-Term Disability. Coverage for any future disability ends upon your separation of service and cannot be converted to a private policy. If you are on a long-term disability leave at the time of your separation, information about your current disability benefits will be provided separately.

401(k) Savings Plan. If you participated in the 401(k) savings plan, you are entitled to a rollover or distribution of your vested account balance under the plan. Generally, all outstanding contributions are credited to your account within a few weeks of your separation date. Empower Retirement will provide you with distribution information soon after your separation date. You can provide distribution direction to Empower Retirement by logging on to your account at bfsavingsplan.com or contacting Empower Retirement at 1-844-923-4015.

If your account balance is less than $5,000, it will be automatically rolled over into an Individual Retirement Account through Empower Retirement within 90 days of your separation, unless you provide direction for your distribution prior to the rollover being made.

PLEASE NOTE: Empower Retirement IS REQUIRED BY LAW TO WITHHOLD 20% OF ANY CASH DISTRIBUTION. To avoid this 20% withholding, you will need to instruct Empower Retirement to roll the funds directly into some form of Individual Retirement Account or another employer's plan. If you have an outstanding loan at the time of separation, you are responsible for making the monthly payments directly to Empower Retirement. Empower Retirement will send you instructions on how to submit payments. If you do not receive this within 30 days of your separation date, contact Empower Retirement at 1-844-923-4015.

Executive Savings Plan (Nonqualified Deferred Compensation Plan). If you are a participant in this executive savings plan, you will be contacted within four weeks of your separation date with specific information concerning the payment of this benefit. If you do not receive information within four weeks of your separation, please contact Newport Group at 1-844-749-9981. Please note, if you enrolled in the Plan for the current calendar year and made an election for a portion of your STIP or LTIP to be deferred, by law, this deferral must still be made into the Plan even if your employment terminated prior to the actual payment of these bonuses.

Pension. If you are a vested participant in a pension plan, the Brown-Forman Pension Center will send you detailed pension information approximately six weeks after your separation date. That detailed information will also provide you with the lump sum benefit available to you from the Plan. You have a 120-day window from your separation of service to elect the lump sum benefit. If you do not request a lump sum within that window, your only option for form of payment will be monthly installment payments. If you have questions regarding your pension information, please contact the Brown-Forman Pension Center at 1-877-775-1477.

Health Savings Account (HSA). If you participated in an HSA medical plan and have an HSA with HealthEquity (HE), you are entitled to your HSA and any Employer and Employee contributions deposited into your account up to your separation date. Your account will remain with HE and you can contact HE at 1-866-346-5800 for additional information regarding your account.

SERP (Supplemental Executive Retirement Plan). If you are a participant in this executive benefit plan, you will be contacted approximately eight weeks after your separation date with specific information concerning the payment of this benefit. Also, please note that notification regarding your pension benefit information will also follow the eight-week period. If you do not receive pension/SERP information eight weeks after your separation, please contact the Brown-Forman Pension Center at 1-877-775-1477.

Employee Assistance Program (EAP). Should you or your dependents want professional counseling to help adjust to this termination, the Company encourages you to contact the Employee Assistance Program. These completely confidential services are provided by the Company through Optum for 30 days after your termination. Continuation of this benefit is also available under COBRA for 18 months at a minimal cost; however, you must elect it on the COBRA continuation form to be entitled to the benefit. Optum may be reached at 1-866-374-6061.

Commuter Benefits. You will have 60 days from your separation date to file parking or vanpooling claims online at brownformanbenefits.com.

Section 2 – Additional Benefits
(Additional compensation, benefits, and services)

This section lists the additional services and financial assistance that the Company is offering you in return for your signing and fully complying with the Release and Agreement in Section 3 of this letter.

Transition Payments
After the effective date of your termination, the Company offers 12 months of transition payments. These payments, less required withholdings, will be automatically deposited to your bank account through the normal semi-monthly payroll process. In arriving at the amount of your transition pay we took the following into account:

Cash Compensation	Annualized	Monthly
Salary	$618,000.00	$51,500.00
Holiday Bonus	$25,771.00	$ 2,147.58
Medical Premium Subsidy	$9,600.00	$800.00
Monthly Compensation		$54,447.58
Months of Transition Pay		12
Total Transition Pay		$653,371.00

Your monthly transition payments will total $54,447.58, less taxes, per month, and the total of all of your transition payments will equal $653,371.00. If you currently view your paystubs via Workday, Payroll will print and mail transition paystubs to your home address.

Outplacement Services
Outplacement services are being offered to help you as you plan the next steps in your career. Kirsten Hawley will provide you with detailed information about this service, and we encourage you to begin using this resource at the earliest possible date to make your transition as smooth as possible. As discussed, you may begin working with the outplacement service provider any time in FY22

Medical Premium Subsidy
As noted under the Employee Benefits heading in Section 1, you may elect to continue medical, dental, and vision coverage(s) for you and your family for up to 18 months under COBRA or if eligible, you may elect to continue medical coverage under the Retiree Medical program. To assist you with the premiums required for COBRA and/or Retiree Medical, the company will provide a monthly premium subsidy amount through the end of the transition payment period.

Short-Term Incentive
Your short-term incentive (“STI”) will be prorated by the number of calendar days you were eligible for the award during the fiscal year. It will be adjusted for performance and paid in the same manner as other participants after the end of the fiscal year. Your STI calculation will follow the 70/20/10 formula as approved by the Board of Directors for the Executive Leadership Team: 70% of the payout will be based on BFC’s actual performance, 20% of the payout will be your Individual Performance Objective, which will be “at target,” and 10% of the payout will reflect the progress made against the company’s D&I ambitions. The pro-rated STI will be paid in the summer of 2022 per Brown-Forman’s regular cycle/process.

Long-Term Incentives
The following summarizes the treatment of long-term incentives. Please note for the purpose of this separation, all long-term incentives will be treated as outlined under the “Retirement” section of their applicable award agreement and/or administrative guidelines. These agreements, of which you have already accepted, require the acceptance of all terms and conditions noted below in “Section 3” in order to qualify for the treatment outlined below. Depending on your individual annual elections, not all long-term incentives described may be applicable.

Long-Term Cash
Your long-term cash incentive for the current FY performance period will be prorated based on the number of full months eligible for the award during the year divided by 12 and will be adjusted for actual company performance and be paid at the same time and in the same manner as active participants. Your outstanding long-term cash incentives for prior FY performance periods will not be prorated and will be adjusted for actual company performance and be paid at the same time and in the same manner as active participants.

Stock-Settled Appreciation Rights (SSARs)
Awards will be treated as outlined in the “Retirement” section of their applicable grant agreement. Any outstanding stock appreciation rights will vest as indicated in the award agreement under Retirement and continue in force until the earlier of (a) the Expiration Date; or (b) the end of seven years following the date of retirement.  Any award that was granted within this fiscal year will be prorated based on the number of whole months worked, with the remaining portion cancelled and forfeited.

Performance-Based Restricted Stock or Stock Units
Awards will be treated as outlined in the “Retirement” section of their applicable grant agreement. Any outstanding awards in the first fiscal year performance period will be prorated based on the number of full months eligible for the award and will be adjusted for actual company performance. All awards will be payable on the date indicated in the applicable award agreement(s). Any outstanding restricted stock or stock unit awards in the second or third fiscal year of their performance period will vest without pro-ration and will become payable on the date indicated in the applicable award agreements.

Your long-term award summary is detailed separately to The Agreement.

Questions
If you have any questions about this letter or the Release and Agreement, please contact Kirsten Hawley, Chief Human Resources & Corporate Communications Officer, at (502) 774-7212.

If you choose to sign the Release and Agreement, please return one complete copy of the letter with the Release and Agreement to Kirsten Hawley, Chief Human Resources & Corporate Communications Officer, at 850 Dixie Highway, Louisville, KY 40210.

    With respect,

                    /s/ Kirsten M. Hawley

                    Kirsten Hawley
                    Chief HR & Corporate Communications Officer

Section 3 – Release and Agreement

1.    GENERAL

(a)    PURPOSE    I understand that I am entitled to the compensation and benefits described in Section 1 above (General Information), even if I do not sign this Section 3 Release and Agreement. I further understand that the Additional Benefits described in Section 2 above are being offered by the Company to me as consideration for my signing and fully complying with this Release and Agreement, and that I am not otherwise eligible for these Additional Benefits.

(b)    ENCOURAGEMENT TO CONSULT WITH ATTORNEY    I acknowledge that this Release and Agreement is a binding legal document and that the Company advises me to consult with an attorney of my choosing before signing this Release and Agreement.

(c)    REVIEW AND CONSIDERATION PERIOD I acknowledge that I hereby am given at least 21 days to review and consider this Release and Agreement and have had the opportunity to use as much of that time as I wish before signing it.

I wish to accept the Additional Benefits described in Section 2 of this letter and in exchange agree as follows:

2.    RELEASE AND COVENANT NOT TO SUE    . I hereby release Brown-Forman Corporation and all of its divisions, subsidiaries, affiliates, employees, officers, directors, successors and assigns (hereinafter collectively “the Company’) from all claims, liabilities, demands, causes of action, and claims for attorney’s fees which I may have or claim to have against the Company arising from my employment or the termination of my employment or from any other occurrence prior to the date I sign this Release and Agreement, except as noted in (d) below.

(a)    This release includes but is not limited to all claims that I may have for discrimination on the basis of religion, national origin, race, sex, disability, age (including all claims under the Age Discrimination in Employment Act of 1967 as amended (ADEA), and all other protected classifications under any other federal, state or local laws or regulations, except as noted in (d) below. I also release any and all common law and statutory claims, including but not limited to, contract, tort or wrongful discharge claims.

(b)    Apart from (a) above, I agree never to file any lawsuit, complaint, proceeding, grievance or action of any sort arising from my employment or the termination of my employment with the Company or from any other occurrence prior to the date I sign the Release and Agreement, except as noted in (d) below. If I violate this promise by suing the Company, then I agree that I will pay the Company either (i) its reasonable attorney fees and other costs incurred in defending such suit or at the Company’s option, (ii) my Total Transition Pay amount less $500.

(c)    This Release and Covenant Not to Sue covers both known and unknown claims. If I live or work in California, I agree to waive all rights under Section 1542 of the California Civil Code which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

(d)    This Release and Covenant Not to Sue does NOT cover:

(i)    any rights or claims arising after the date I sign this Release and Agreement; or

(ii)    the right to file a charge with, or participate in an investigation conducted by, the Equal Employment Opportunity Commission or any similar state or local agency.

(iii)    my rights to enforce this Release and Agreement or to file a suit challenging its validity under the ADEA.

(e) Notwithstanding (d) above, I am waiving all rights to recover money or individual relief related to any claim covered by this Release and Covenant Not to Sue.

3.    AGREEMENT    .    I further agree that:

(a)    NON-DISPARAGEMENT.    I will never in any way -- directly or indirectly, individually or with others do or communicate anything that reflects negatively on, undermines or disparages the Company, or its directors, officers, employees, products, business practices or reputation.

(b)    CONFIDENTIALITY.    I acknowledge my ongoing obligation not to divulge the Company’s proprietary or confidential financial, technical or business information and agree not to use or disclose any Confidential Information, as described below, to any person or entity other than the Company, without the Company’s prior written consent. Confidential information means information not generally known by the public about the Company’s processes, systems, products, or finances, including proposed products, pricing, sales or other business or financial information about the Company.

4.    OTHER MATTERS
(a)    RIGHT TO REVOKE.         I understand that I may revoke this Release and Agreement within seven (7) days after I sign it by delivering or sending a written notice of revocation to Kirsten Hawley, Chief Human Resources & Corporate Communications Officer, at 850 Dixie Highway, Louisville, KY 40210, by no later than the close of business on the seventh day after I sign this Release and Agreement. I understand that if I revoke this Release and Agreement, it shall not be effective or enforceable, and I will not receive the Additional Benefits described in Section 2 of this letter. I also understand that if I sign this Release and Agreement, Additional Benefits cannot be paid until this revocation period expires.

(b)    ENTIRE AGREEMENT.    I agree that this is the entire agreement between me and the Company, that the Company has not made any promises to me other than in this letter, and that no changes may be made to this agreement unless in writing and signed by me and the Company. I agree that if any part of this Release and Agreement is found to be illegal or unenforceable, the rest of the Release and Agreement will nevertheless be enforceable.

I ACKNOWLEDGE AND AFFIRM THAT I HAVE CAREFULLY READ THIS RELEASE AND AGREEMENT. I UNDERSTAND IT AND HAVE NO QUESTIONS ABOUT WHAT IT MEANS. I HAVE NOT BEEN FORCED OR INTIMIDATED IN ANY WAY TO SIGN IT, AND I AM KNOWINGLY AND VOLUNTARILY ENTERING INTO IT.

    /s/ Jane C. Morreau
    Signed

    5/4/2021
    Dated